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                                                                      Exhibit 10


                                    Form of
                             Amended and Restated
                          Change in Control Agreement
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     This Amended and Restated Change in Control Agreement (this "Agreement") is entered into between Heller Financial, Inc., a Delaware corporation (the "Company"), and _______________ (the "Executive"). Capitalized terms not otherwise defined herein shall have the respective meanings given to them in
Section 4 of this Agreement.

                                 Witnesseth That:
                                 ---------------

     Whereas, the Executive is employed by the Company, and the Company desires to provide protection to the Executive in connection with any future change in control of the Company which occurs while the Executive is employed by the Company;

     Now, Therefore, it is hereby agreed by and between the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, as follows:

1. Effective Date and Term. This Agreement is dated as of _____________, 2001 (the "Effective Date") and succeeds, amends and restates in its entirety any previous agreement between the Company and the Executive regarding a change in control of the Company. This Agreement will remain in effect through February 28, 2006 as long as the Executive remains employed by the Company and, if the Executive's employment with the Company and all Affiliates is terminated in such a way as to entitle him or her to benefits under Section 2, for two years after the Executive's Employment Termination.

2. Payments and Benefits Upon Employment Termination After a Change in Control. If, within the period ending two (2) years after a Change in Control or during the Period Pending a Change in Control, (i) the Executive's employment with the Company and its Affiliates is terminated without Cause or (ii) the Executive voluntarily terminates his or her employment with Good Reason, the Company will, within 30 days (except as otherwise expressly provided) after the Executive's Employment Termination, make the payments and provide the benefits described below.

     (a) Salary Continuation. The Company will continue the Executive's annual Base Salary for twenty-four (24) months following Employment Termination at the same time and in the same manner as the Company paid salary during employment or, at the Executive's election, make a lump sum cash payment to the Executive equal to the present value of two times the Executive's Base Salary.

     (b) Heller Performance Plan Bonus. The Company will pay the Executive an amount equal to two times the largest Heller Performance Plan bonus he or she received during the last three full years of employment with the Company and its Affiliates or, if larger, two times the amount of his or her target bonus under the Heller Performance Plan for the year in which Employment Termination occurs,

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          assuming performance for the entire year, at the applicable target bonus level for that year. In addition, the Company will pay the Executive a pro rata portion of the target bonus he or she would have received under the Heller Performance Plan for the year in which the Employment Termination occurred, had he or she remained employed until the date Heller Performance Plan bonuses were paid for that year. The pro rata portion due to the Executive will be determined by multiplying the full-year target bonus by a fraction whose numerator is the number of full months elapsed in the year in which Employment Termination occurs, up to and including the Employment Termination, and whose denominator is twelve. The Company will pay the bonus amounts described in this paragraph in a lump sum within 45 days after the end of the year in which Employment Termination occurs.

     (c) Welfare Benefit Plans. With respect to each Welfare Benefit Plan, for the period beginning on Employment Termination and ending on the earlier of (i) two years following Employment Termination, and (ii) the date the Executive becomes covered by a welfare benefit plan or program maintained by an entity other than the Company or an Affiliate which provides coverage or benefits comparable to those provided under the Welfare Benefit Plan, the Executive will continue to participate in the Welfare Benefit Plan on the same basis and at the same cost to the Executive as was the case at Employment Termination Alternatively, if any benefit or coverage cannot be provided under a Welfare Benefit Plan because of applicable law or contractual provisions, the Executive will be provided with substantially similar benefits and coverage for the period required by the preceding sentence. Immediately following the expiration of the coverage period required by this paragraph, the Executive will be entitled to elect continued group health plan coverage (so-called "COBRA coverage") in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), its being intended that COBRA coverage will be consecutive to the benefits and coverage provided for in the preceding two sentences.

     (d) Retirement Plan Benefits. The Company will pay the Executive a lump sum amount equal to the present value of the additional benefit the Executive would have accrued under the Company's qualified and non-qualified retirement plans (as in effect prior to the Change in Control or, if benefits are increased under the plans after the Change in Control, immediately prior to Employment Termination) had he or she continued to receive benefits thereunder through the end of the 24th month following Employment Termination. In addition, if the Executive is not fully vested at Employment Termination in all benefits he or she has by then accrued under the Company's qualified retirement plans, the Company will pay him or her an amount equal to the unvested portion of the Executive's benefits under those plans at Employment Termination. All benefits under the Company's non-qualified retirement plans will become fully vested (to the extent, if any, not vested upon the Change in Control) at Employment Termination. The Company will pay the lump sum required by this paragraph to the Executive within 45 days after the end of the year in which Employment Termination occurs.

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     (e)  Retiree Medical Benefits. The Company will add 24 months to the
          Executive's age and benefit service for purposes of determining the Executive's eligibility for and benefits under the Company's retiree medical benefit plan.

     (f) Perquisites. Through the end of the year in which his or her Employment Termination occurs, the Executive will continue to be eligible for reimbursement of expenses offered through the Company's Executive Perquisite Program, up to the annual reimbursement allotment in effect for him or her in the year in which Employment Termination occurs. In addition, within 45 days after the end of the year in which Employment Termination occurs, the Company will pay the Executive a lump sum equal to the annual reimbursement allotment in effect for him or her at the time of the Change in Control (or, if larger, immediately before Employment Termination).

     (g) Long-Term Incentive Plans. The Executive will be fully vested in all performance shares granted to him or her under any LTIP whose final year is the same as or before the year in which Employment Termination occurs, 2/3 vested in all performance shares granted to him or her under the LTIP whose second year is the year in which Employment Termination occurs, and 1/3 vested in all performance shares granted to him or her under the LTIP whose first year is the year in which Employment Termination occurs. The amount of the award paid to the Executive under each LTIP in which he or she participates will be determined under the terms of that LTIP, using actual performance for the LTIP's cycle (or so much of the LTIP's cycle as is completed by the time of payment called for in the next sentence). The award under each LTIP will be paid to the Executive within 45 days after the end of the year in which Employment Termination occurs.

     (h) Stock Options and Restricted Stock. The Executive will immediately become fully vested in any restricted stock, stock options or other rights then previously granted to him or her under the Company's 1998 Stock Incentive Plan or any successor plan.

     (i) Outplacement Services. The Company will provide the Executive with executive outplacement counseling services, on the same terms as it typically provides those services to senior executives at the time of the Employment Termination.

3. Change in Control. A "Change in Control" of the Company will be deemed to occur as of the first day that The Fuji Bank, Limited and its subsidiaries cease to own, directly or indirectly, at least forty-five percent (45%) of the combined voting power of the then outstanding voting securities of the Company, or of a successor to the Company, entitled to vote generally in the election of the Board. An entity will be considered a successor to the Company for purposes of the preceding sentence only if it results from a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets, of the Company. For purposes of clarification, a Change of Control of

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     the Company will not be deemed to have occurred if the reduction in ownership is due to dilution resulting from the issuance by the Company of common equity (or securities convertible into common equity) approved by the Board of Directors of the Company.

4.   Other Definitions. For purposes of this Agreement:

     (a) "Affiliate" means any entity that is a member of a controlled group of corporations or a group of trades or businesses under common control (each as defined in Code Section 1563), which includes the Company.

     (b) "Base Salary" means the Executive's salary at the greater of the rate in effect on the date of (i) the Change in Control or (ii) Employment Termination.

     (c)  "Board" or "Board of Directors" means the Company's Board of
          Directors.

     (d) "Employment Termination" means the effective date of: (i) the Executive's voluntary termination of employment with the Company and all Affiliates with Good Reason; or (ii) the involuntary termination of the Executive's employment with the Company and all Affiliates without Cause.

     (e)  "Cause" means: (i) the Executive's fraud or criminal misconduct; or
          (ii) the material and willful breach by the Executive of his or her responsibilities or willful failure to comply with reasonable directives or policies of the Board, but only if the Company has given the Executive written notice specifying the breach or failure to comply, demanding that the Executive remedy the breach or failure to comply and giving the Executive an opportunity to be heard in connection with the breach or failure to comply, and the Executive either failed to remedy the alleged breach or failed to comply within 30 days after receipt of the written notice or failed to take all reasonable steps to that end during the 30 days after the Executive received the notice.

     (f) "Good Reason" exists if, without the Executive's express written consent, any of the following events occur:

          (i) The Company or an Affiliate significantly diminishes the Executive's assigned duties and responsibilities from the level or extent at which they existed before a Change in Control including, without limitation, if the Company or Affiliate removes the Executive's title(s) or materially diminishes the powers associated with the Executive's title(s). For Good Reason to exist, the Executive must deliver written notice to the Company or Affiliate specifying the diminution in assigned duties and responsibilities that he or she believes constitutes Good Reason, and the Company or Affiliate must fail to reverse the same or to take all reasonable steps to that end within 30 days after receiving the notice;

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          (ii) The Company or an Affiliate materially reduces the Executive's
               Base Salary below the greater of that in effect as of the date of this Agreement and that in effect as of the Change in Control;

          (iii)The Company or Affiliate requires the Executive to relocate his or her principal business office or his or her principal place of residence outside the Standard Metropolitan Statistical Area where the Executive was located on the date of a Change in Control (the "Geographical Employment Area"), or assigns to the Executive duties that would reasonably require such a relocation;

          (iv) The Company or an Affiliate requires the Executive to, or assigns duties to the Executive which would reasonably require the Executive to, spend more than one hundred (100) normal working days away from the Geographical Employment Area during any consecutive twelve-month period; or

          (v) The Company or an Affiliate fails to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan, or other benefit plan, program or arrangement that applied to the Executive on the date of the Change in Control, unless the aggregate value (as computed by an independent employee benefits consultant selected by the Company) of all such compensation, retirement and benefit plans, programs and arrangements provided to the Executive is not materially less than their aggregate value as of the date of this Agreement, or, if greater, their aggregate value as of the date of the Change in Control.

     (g) "Period Pending a Change in Control" means the period after the approval by the Company's stockholders and prior to the effective date of any transaction described in the second sentence of Section 3 above.

     (h) "Welfare Benefit Plan" means each welfare benefit plan maintained or contributed to by the Company or any Affiliate, including, but not limited to a plan that provides health (including medical, dental or both), life, accident or disability benefits or insurance, or similar coverage, in which the Executive was participating at the time of the Change in Control.

5. Limitation on Company Payments. Notwithstanding any provision of this Agreement to the contrary, the aggregate payments and distributions by or on behalf of the Company or any Affiliate to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) as a result of a Change in Control will not exceed 2.99 times the Executive's average "Annualized Includible Compensation for the Base Period," as defined in Code Section 280G(d)(1).

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6.   Executive's Death. If the Executive dies during the term of this Agreement and after a Change in Control and Employment Termination, but before the complete payment of any amount or benefit required under this Agreement, the Company will pay that amount or benefit to the Executive's spouse, if living, or to the Executive's estate.

7. Mitigation and Set-Off. The Executive will not be required to mitigate damages by seeking other employment or otherwise, except as provided in
     Section 2(c). The Company's obligations under this Agreement will not be reduced in any way by reason of any compensation or benefits received (or foregone) by the Executive from sources other than the Company after the Executive's Employment Termination, or any amounts that might have been received by the Executive in other employment had the Executive sought such other employment, except as provided in Section 2(c). The Executive's entitlement to benefits and coverage under this Agreement will continue after, and will not be affected by, the Executive's obtaining other employment after the Employment Termination, except as provided in Section 2(c).

8. Arbitration and Expenses. The Company and the Executive agree that any dispute or controversy arising under or in connection with this Agreement will be submitted to and determined by arbitration in Chicago, Illinois, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the parties agree to be bound by the decision in any such arbitration proceeding. The Company will pay to the Executive all out-of-pocket expenses, including attorneys' fees, incurred by the Executive in the event the Executive successfully enforces any provision of this Agreement in any action, arbitration or lawsuit. If the Executive loses such an action, arbitration or lawsuit, the Company will not pay the Executive any out-of-pocket expenses so incurred.

9. Assignment; Successors. This Agreement may not be assigned by the Company without the written consent of the Executive but the obligations of the Company under this Agreement will be the binding legal obligations of any successor to the Company by merger, consolidation or otherwise. In the event of any business combination or transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will cause the transferee to assume the obligations of the Company under this Agreement. This Agreement may not be assigned by the Executive during the Executive's life, and upon the Executive's death will inure to the benefit of the Executive's heirs, legatees and legal representatives of the Executive's estate.

10. Interpretation. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Delaware, without regard to the conflict of law principles thereof. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

11. Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

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12.  Amendment or Termination. The Company and the Executive may amend this
     Agreement at any time by written agreement.

13. Nonduplication of Benefits. If the Executive becomes entitled to benefits under this Agreement, he or she will not be entitled to any payments under the Heller Financial, Inc. Severance Pay Plan.

14. Indemnification. Following Employment Termination, the Company will: (i) indemnify and hold harmless the Executive for all costs, liability and expenses (including reasonable attorneys' fees) for all acts and omissions of the Executive that relate to the Executive's employment with the Company, to the maximum extent permitted by law; and (ii) continue the Executive's coverage under the directors' and officers' liability coverage maintained by the Company, as in effect from time to time, to the same extent as other current or former senior executive officers and directors of the Company until the end of the second policy year that begins after the Employment Termination.

15. Financing. Cash payments under this Agreement (not including any payments made from the Qualified Plan) are general obligations of the Company, and the Executive will have only an unsecured right to payment thereof out of the general assets of the Company. Notwithstanding the foregoing, the Company may, in its sole discretion by agreement with one or more trustees to be selected by the Company, create a trust on such terms as the Company may determine, to make payments to the Executive in accordance with the terms of this Agreement.

16. Severability. If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect.

     In Witness Whereof, the parties hereto have executed this Agreement on the day and year first written above.

Heller Financial, Inc.

By:_______________________
Its:______________________

__________________________
The Executive

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